June 25, 2003

Robert Mokhtarian
3436 Verdugo Road, Suite 250
Glendale, CA 91208

RE: TERM SHEET FOR LOAN

Dear Robert,

The letter will confirm the agreement, dated June 25, 2003 (the "Agreement") of the terms by which you, Robert Mokhtarian (the "Lender") may loan up to $400,000 to Vertical Computer Systems, Inc. ("Vertical").

1. Upon execution of this agreement, the Lender shall immediately loan $90,000 to Vertical.

2. On the date Vertical receives the $90,000 loan, Vertical will issue a promissory note (the "June Note") with a principal amount of $90,000, due March 31, 2004. The June Note will accrue interest at a rate of 10% per annum.

3. Pursuant to the Collateral Pledge Agreement, Vertical pledges an interest limited to $90,000 in the $650,000 note payable (the "Now Note") issued by Now Solutions, LLC ("Now Solutions") to Vertical. Any proceeds received from Now Solutions in connection with the payment of the Now Note shall be paid immediately to satisfy any unpaid amounts due under the June Note.

4. The Lender hereby waives any default of the promissory note (the "Enfacet Note") with a principal sum of $350,000 issued by Vertical's subsidiary, Enfacet, Inc., and the Lender agrees to extend the date the Enfacet Note is due to March 31, 2004. The parties also agree that the interest rate on the Enfacet note will be increased from eight percent (8%) to ten percent (10%) beginning July 1, 2003.

5. If Vertical receives an additional $260,000 from the Lender by August 8, 2003, then the following additional terms will apply and be effective:

      a. The parties agree that the Lender will be entitled to a $50,000 commitment fee, which will be added to the $260,000 received by Vertical and incorporated into the August Note (see below).

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      b. Vertical will issue a promissory note (the "August Note") with a principal amount of $310,000 due March 31, 2004. The August Note will accrue interest at a rate of 10% per annum.

      c. The Collateral Pledge Agreement shall be cancelled and Vertical shall promptly assign its rights to the Now Note to the Lender upon Vertical's receipt of the $260,000 funds from the Lender.

      d. Vertical shall issue five-year warrants to purchase 10,000,000 shares of Vertical common stock to the Lender at a price of $0.01 per share. The warrants shall have piggyback registration rights and shall be registered in Vertical's forthcoming SB-2 registration in connection with its equity line.

      e. Vertical shall issue 15,000 shares of its Series "C" Preferred convertible stock that is convertible into 6,000,000 shares of VCSY common stock.

      f. In the event that the Lender is unable to collect the full proceeds due under the Now Note within (90) days of the maturity date of the loan, then, upon notice from the Lender, Vertical shall direct Now Solutions to pay fifty percent (50%) of all distributions actually paid to Vertical (the "Vertical Distributions") to the Lender until all amounts due under the June and August Notes have been paid in full. The Vertical Distributions shall include those distributions paid to Vertical pursuant to the terms of the Now Solution, L.L.C. Operating Agreement under section 7.1, but shall not include any management fees, overhead, or expense reimbursements paid to Vertical pursuant to the Operating Agreement.

In the event Vertical has not received $260,000 from the Lender by August 8, 2003 or Vertical secures other financing and pays the June Note in full, then all of the terms contained herein this paragraph 5 shall be null and void.

6. In the event that Vertical raises an amount over $250,000, Vertical agrees that 15% of any additional proceeds will be used to make payments toward the June Note or the August Note, as applicable. Both parties acknowledge and agree that this provision shall not apply to Vertical's convertible debt so that Vertical will not have to pay 15% of any proceeds used solely to refinance Vertical's convertible debt.

7. Vertical shall not pledge any of its ownership interest in Now Solutions to another party as collateral for any loan unless Vertical pledges the same interest to the Lender on an equal basis. Any breach of this provision shall constitute an Event of Default under the June Note or the August Note, as applicable.


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8. This Agreement shall be subject to the laws of the state of California and shall be subject to the jurisdiction and venue of the federal and state courts of Los Angeles, California.

If the above terms are agreed upon, please execute this Agreement as provided below.

                                        Very truly yours,

                                        ________________________________________
                                        Richard Wade
                                        President/CEO
                                        Vertical Computer Systems, Inc.
ACCEPTED AND AGREED:

___________________________________
Robert Mokhtarian
Lender


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